UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2009

PETROHAWK ENERGY CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	001-33334	86-0876964
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

1000 Louisiana, Suite 5600
Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 204-2700

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On December 15, 2009, Floyd C. Wilson, the Chairman of the Board and Chief Executive Officer of Petrohawk Energy Corporation (the “Company”), entered into a written trading plan for financial planning and estate planning purposes. The plan was entered into in compliance with Rule 10b5-1 of the Securities and Exchange Act of 1934 and the Company’s insider trading policy. Under the plan, during a period beginning on January 15, 2010 and ending December 31, 2010, the third-party administrator of the plan may sell, in its discretion, up to 250,000 shares of common stock of the Company owned by Mr. Wilson subject to the market price of the common stock exceeding certain minimum threshold prices specified in the plan. Transactions under the plan are subject to disclosure pursuant to Form 4 filings with the Securities and Exchange Commission.

Rule 10b5-1 permits corporate insiders to establish prearranged written plans to buy or sell a specified number of shares of a company’s stock over a set period of time, if the plan is adopted at a time when the purchaser or seller is not aware of any material non-public information. Under these trading plans, trades may be executed at times in the future when an insider is in possession of material non-public information, provided that the trade is executed based on the application of a formula or binding instructions determined at the time the trading plan was arranged. These trading plans allow insiders to diversify their holdings and to minimize the stock market impact of sales by spreading the sales out over time. All trades that occur under the trading plan will be publicly reported on Forms 144 and Forms 4 filed with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

PETROHAWK ENERGY CORPORATION

Date: December 30, 2009	By:	/S/ C. BYRON CHARBONEAU
C. Byron Charboneau
Vice President - Chief Accounting Officer and Controller